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                                                                    EXHIBIT 3.3


                           AMENDED AND RESTATED BYLAWS

                                       OF

                        ENCORE ACQUISITION PARTNERS, INC.


                                    ARTICLE I

                                     OFFICES

         Section 1. Name. The name of the corporation is Encore Acquisition Partners, Inc. (hereinafter called the "Corporation").

         Section 2. Offices. The Corporation shall have such offices, and keep the books and records of the Corporation as may be required by law, and at such other place or places as the Board of Directors may from time to time determine or the business of the Corporation require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

         Section 1. Annual Meetings. The annual meetings of stockholders for the election of directors and for the transaction of such other business as may property come before the meeting shall be held in June of each year, beginning in 1999, at such place as designated by the Board of Directors in the notice of such meeting.

         Section 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by (i) the Chief Executive Officer, (ii) a majority of the entire Board of Directors, or (iii) a majority of the Investor Nominees (as such term is defined in the Stockholders' Agreement). Any of the stockholders may call a special meeting for the purpose of complying with the terms of the Stockholders' Agreement.

         Section 3. Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of the stockholders, whether annual or special, shall be given, either by personal delivery or by mail, not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholders address as it appears on the records of the Corporation. Each such notice shall state the place, date and hour of the meeting; and the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder. Notice of adjournment of a meeting of stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.




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         Section 4. Quorum.

         (a) The holders of a majority of the shares of stock entitled to be voted, present in person or represented by proxy, shall constitute a quorum at any meeting of the stockholders. In the absence of a quorum, the holders of a majority of the shares of stock entitled to be voted at the meeting may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

         (b) For purposes of voting a particular class of stock (when class votes are necessary), the holders of a majority of the shares of each class of stock entitled to be voted, present in person or represented by proxy, shall constitute a quorum at any meeting of the class of stockholders. In the absence of a quorum, the holders of a majority of the shares of each class of stock entitled to be voted at such meeting may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

         Section 5. Voting. At each meeting of the stockholders, all corporate actions, other than the election of directors, to be taken by vote of the stockholders (except as otherwise provided in the Certificate of Incorporation) shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy. There shall be no separate votes of classes of capital stock, except as specifically required by law, the Certificate of Incorporation, the Bylaws or the Stockholders' Agreement. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the directors. Each stockholder entitled to vote at any meeting of stockholders may authorize any person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder's attorney-in-fact.

         The vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the stockholder voting, or by such stockholder's proxy, and shall state the number of shares voted.

         Section 6. Participation in Meeting by Means of Communication Equipment. Any stockholder may participate in any meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

                                   ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. Number. Subject to the requirements of the Stockholders' Agreement, the Board of Directors shall consist of not less than one (1) and not more than nine (9) directors, and the exact number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution of the Board; provided, however, that no decrease in the number of directors constituting the Board shall have the effect of shortening the term of any incumbent director. None of the directors need be stockholders of the Corporation or residents of the State of Delaware.



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         Section 2. Vacancies. Subject to the requirements of the Stockholders'
Agreement, any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

         Section 3. Quorum and Manner of Acting. Subject to Article IV, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board, and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. In the absence of a quorum, a majority of the directors present may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business that might have been transacted at the meeting as originally called may be transacted.

         Section 4. Regular and Special Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time by resolution determine. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer, or the President or by at least two of the directors.

         Section 5. Participation in Meeting by Means of Communication Equipment. Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

         Section 6. Committees. The Board of Directors may, by unanimous resolution, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

         Section 7. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.



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         Section 8. Resignations. Any director of the Corporation may at any time resign by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

                                   ARTICLE IV

                           SPECIAL BOARD AUTHORIZATION
                               FOR CERTAIN MATTERS

         Section 1. Special Board Authorization for Certain Matters. The Corporation (and the officers and agents acting on the Corporation's behalf) shall not, and the Corporation when acting in its capacity as the general partner or controlling stockholder of any of its Subsidiaries (and the officers and agents acting on the Corporation's behalf in such capacity) shall not permit such Subsidiaries to, do any of the things described in clauses (a) - (i) below without the affirmative vote of at least a majority of the number of Investor Directors (as defined below) at a regular meeting or a special meeting called for the purpose, or by written consent:

                  (a) issue any capital stock, partnership interest or other similar equity interest (including options, warrants and phantom stock rights) in the Corporation or any of its Subsidiaries (including, without limitation, any common stock or preferred stock of the Corporation or any general partnership, limited partnership or preferred limited partnership interest in any partnership), except for Capital Calls (as defined in that certain Stock Purchase Agreement, dated as August 18, 1998, by and among the Corporation and the signatories thereto (the "Stock Purchase Agreement") and the other transactions specifically approved in the Stock Purchase Agreement) or phase any capital stock, partnership interest or other similar equity interest (including options, warrants and phantom stock rights) in the Corporation or any of its Subsidiaries (including, without limitation, any common stock or preferred stock of the Corporation or any general partnership, limited partnership or preferred limited partnership interest in any partnership);

                  (b) enter into any transaction (other than employment arrangements made in the ordinary course of business with non-managerial employees whose compensation does not exceed $125,000 per year), including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate or employee unless such transactions are in the ordinary course of the Corporation's or such Subsidiary's business and are upon fair and reasonable terms no less favorable to the Corporation, or such Subsidiary, as the case may be, than it would obtain in a comparable arm's-length transaction with unaffiliated Persons and the aggregate amount of money or the value of Property to be paid or received by the Corporation or such Subsidiary in such transaction, together with all other transactions then in effect among the Corporation or such Subsidiary and its Affiliates, would not exceed $25,000 in any twelve month period;

                  (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;




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                  (d) approve the company's annual operating budget;

                  (e) make any expenditure not otherwise subject to Board of Director approval under this Section 1, which exceeds by more than 5 percent the amount set forth in the appropriate line item for such expenditure in the annual budget of the Corporation;

                  (f) approve, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for any Capital Project or Drilling or Completion Expenditures for any particular Oil and Gas Property the completion or full capitalization of which can reasonably be expected to require the Corporation or any of its Subsidiaries to expend; in the aggregate, in excess of $20,000,000, or after Capital Calls in the aggregate amount of $40,000,000 have been made (but not including for this purpose expenditures in excess of $40,000,000 approved in accordance with this subsection (f)), until the time the Investor Directors authorize new dollar limits for permissible transactions without the approval of the Investor Directors;

                  (g) incur, create, authorize, issue, assume or suffer to exist any Debt or any Liens related thereto, or authorize or permit any amendment, modification or change, or waiver of any right under, or voluntarily fail to perform obligations under (when the means for such performance is available), any agreement pertaining to such Debt other than Debt or Liens incurred in connection with acquisitions that, in the aggregate, do not exceed $40,000,000;

                  (h) sell, lease, transfer or otherwise dispose of (including farm-outs), directly or indirectly, any assets, other than sales of product produced in the ordinary course of business, with a fair market value, in the aggregate, in excess of the lesser of (i) 25% of the Corporation's present value of estimated pretax future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%, as determined by the Corporation's independent petroleum engineer and utilizing such pricing assumptions as a majority of the Board of Directors reasonably determines are indicative of the Corporation's sales of hydrocarbons at such time, and (ii) $80,000,000; or

                  (i) enter into (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred; or (B) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Corporation.




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         Section 2. Definitions. For purposes of this Article IV the following terms shall have the meanings specified below:

         "Affiliate": with respect to a specified Person, any Person which (a) directly or indirectly controls, is controlled by or is under common control with such specified Person, (b) owns or controls 10% or more of the outstanding voting interests of such Person, (c) is an officer, director, general partner, trustee, manager, administrator, representative or agent of such Person, or (d) is an officer, director, trustee, manager, administrator, representative or agent, or owns or controls 10% or more of the outstanding voting interests, of a Person described in clause (a), (b) or (c) of this sentence or (e) is a Relative of such specified Person or of ran individual described in clauses (a), (b), (c) or (d) of this sentence. As used in this definition, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities (or other ownership interests), contracts, voting trust or otherwise. As used herein, "Relative" shall mean, with respect to any individual, (i) such individual's spouse, (ii) any direct descendent, parent, grandparent, great grandparent or sibling (in each case, whether by blood or adoption) of such individual or such individual's spouse, and (iii) any spouse of a person described in clause (ii) of this sentence.

         "Capital Project": any project, transaction, agreement, arrangement or series of transactions, agreements or arrangements to which the Corporation or a Subsidiary of the Corporation is a party involving a capital expenditure, including, without limitation (i) any purchase, lease, acquisition, developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Properties; (ii) any purchase, lease or acquisition and/or exploratory drilling of Oil and Gas Properties; and (iii) purchase, lease, acquisition, construction, development or completion of transportation, compression, gathering or related facilities for oil, gas or related products or the provision of services, equipment or other Property for use in developing, completing or transporting oil, gas or related products or otherwise directly related and ancillary to the oil and gas business, including, without limitation, the transportation, production, storage and handling of water utilized or disposed of in oil and gas production.

         "Capital Expenditures": costs and expenses associated with the acquisition, development or redevelopment of the Oil and Gas Properties or any other fixed or capital assets of the Corporation or any of its Subsidiaries which pursuant to GAAP are required to be capitalized and subject to depletion, depreciation or amortization.

         "Debt": as to any Person, all indebtedness, liabilities and obligations of such Person (excluding deferred taxes) whether primary or secondary, direct or indirect, absolute or contingent (i) for borrowed money, (ii) constituting an obligation to pay the deferred purchase price of Property, (iii) evidenced by bonds, debentures, notes or similar instruments, (iv) arising under futures contracts, swap contracts, commodity hedge agreements or similar speculative agreements, (v) arising under leases serving as a source of financing or otherwise capitalized in accordance with GAAP (but excluding customary oil, gas or mineral leases and operating leases of equipment, (vi) arising under conditional sales or other title retention agreements, (vii) under direct or indirect guaranties of Debt of any Person or constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of indebtedness of any Person (such as obligations under working capital maintenance agreements, agreements to keep-well, agreements to purchase Debt, assets, goods, securities or services, or take-or-pay agreements, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection), (viii) with respect to letters of credit or applications or reimbursement agreements therefor, or (ix) with respect to payments received in consideration of oil,


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gas, or other minerals yet to be acquired or produced at the time of payment
(including without limitation obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment canted by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments therefor.

         "Drilling or Completion Expenditure": any expenditure incurred, or required to be incurred by the Corporation or any Subsidiary, with respect to exploratory drilling of Oil and Gas Properties or any developmental drilling, completion and/or recompletion of proved developed producing, proved developed non-producing, or proved undeveloped Oil and Gas Properties.

         "Excepted Liens": (i) liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and if reserves adequate under GAAP shall have been established therefor, (ii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or any other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and if reserves adequate under GAAP shall have been established therefor, (iii) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property or operator and non-operator Liens under joint operating agreements in respect of obligations which are not yet due or which are contested in good faith by appropriate proceedings and if reserves adequate under GAAP shall have been established therefor, and (iv) servitudes, easements, restrictions, rights of way and other similar rights or liens in real or immovable property or any interest therein, provided the same do not materially impair the use of such property for the purposes for which it is held.

         "GAAP": generally accepted accounting principles as applied in the oil and gas industry in the United States of America in effect from time to time.

         "Investor Directors": those members of the Board of Directors elected by the Investor Stockholders (as defined in the Stockholders' Agreement) to the Board of Directors pursuant to Section 4.3(a) of that certain Stockholders' Agreement between the Corporation and the stockholders of the Corporation whose names appear on the signature page thereto (the "Stockholders' Agreement").

         "Lien": any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

         "Oil and Gas Properties": all rights, estates, titles, and interests of the Corporation or its Subsidiaries, in and to any oil, gas, or other mineral fee or leasehold estates, any royalty, overriding royalty interest, production payment, net profit interest, mineral fee interest, and other rights therein, and all real and personal property of any kind or nature associated therewith, including, but not limited to, all proceeds from the production or sale of oil, gas and other hydrocarbons, all easements, permits, licenses,




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servitudes and rights of way, all pipelines, gathering lines, trunk lines, lateral lines, compressors, dehydration and pumping equipment, tanks, storage facilities and plants, and all options, rights of refusal, contract rights, accounts receivable and general intangibles arising from any contracts or agreements relating thereto.

         "Person": any corporation, natural person, firm, joint venture, association, partnership, trust, unincorporated organization, government or any department or agency of any government or any other form of entity.

         "Property": any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Stockholders' Agreement" means that certain Stockholders' Agreement dated as of August 18, 1998 among the Corporation and its stockholders, as such may be supplemented and amended from time to time.

         "Subsidiary" or "Subsidiaries": with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or fifty percent or more of the equity interests in which is directly or indirectly (through one or more intermediaries) owned by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Article shall refer to a Subsidiary or Subsidiaries of the Corporation.

         Section 3. Provisions Cumulative. The provisions in this Article IV are not intended to be an exclusive statement of all of the actions of the Corporation which require prior approval of the Board of Directors, and this
Article IV shall be deemed to be cumulative of any and all requirements imposed by the Certificate of Incorporation, other provisions of these Bylaws or applicable law with respect to Board of Director approval of actions taken by the Corporation.

                                    ARTICLE V

                                     NOTICES

         Section 1. Whenever, under the provisions of the statutes or of the certificate of incorporation or of these bylaws, notice is required to be given to any directs or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to directors may also be given by prepaid telegram, facsimile, or reputable courier service.

         Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.




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                                   ARTICLE VI

                                    OFFICERS

         Section 1. Number. Term of Office. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, a Treasurer, a Secretary and such other officers or agents with such titles and such duties as the Board of Directors may from time to time determine, each to have such authority, functions or duties as in these Bylaws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person's successor shall have been chosen and shall qualify, or until such person's death or resignation, or until such person's removal in the manner hereinafter provided. The Chairman of the Board shall be elected from among the directors. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation of the Corporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board may from time to time authorize any officer to appoint and remove any such other officers and agents and to prescribe their powers and duties. The Board may require any officer or agent to give security for the faithful performance of such person's duties.

         Section 2. Removal. Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof called for that purpose, or, except in the case of any officer elected by the Board, by any committee or superior officer upon whom such power may be conferred by the Board.

         Section 3. Resignation. Any officer may at any time resign by giving written notice to the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

         Section 4. Vacancies. A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the tenor by the Board of Directors in the manner prescribed in these Bylaws for election to such office.

         Section 5. Chief Executive Officer and President. The Chief Executive Officer and President (which shall be the same individual, and which titles may be used together or interchangeably) shall be the chief executive officer of the Corporation and as such shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board of Directors. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board, preside at meetings of the stockholders, meetings of the Board. The Chief Executive Officer shall perform such other duties as the Board may from time to time determine. The Chief Executive Officer may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any committee thereof empowered to authorize the same.

         Section 6. Chairman of the Board. The Chairman of the Board shall, if present, preside at meetings of the stockholders and meetings of the Board. The Chairman of the Board shall counsel with



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and advise the Chief Executive Officer and perform such other duties as the
Chief Executive Officer or the Board may from time to time determine.

         Section 7. Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by the Chief Executive Officer, the Chairman of the Board or the Board of Directors. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments authorized by the Board or any committee thereof empowered to authorize the same.

         Section 8. Treasurer. The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

         Section 9. Secretary. It shall be the duty of the Secretary to act as secretary at all meetings of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates of stock of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws. The Secretary shall have charge of the stock ledger and also of the other books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

         Section 10. Assistant Treasurers and Secretaries. The Assistant Treasurers and the Assistant Secretaries shall perform such duties as shall be assigned to them by the Treasurer or Secretary, respectively, or by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

                                   ARTICLE VII

            INDEMNIFICATION OF DIRECTORS OFFICERS EMPLOYERS ND AGENTS

         Section 1. Power to Indemnify in Actions, Suits or Proceeding Other Than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he awed is good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was




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unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 3. Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or
Section 2 of this Article VII. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article VII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation, or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was




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serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 1 or 2 of this
Article VII, as the case may be.

         Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections 1 or 2 of this Article VII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this
Article VII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

         Section 6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized this Article VII.

         Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VII shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 1 or 2 of this Article VII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

         Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article VII.


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


         Section 9. Certain Definitions. For purposes of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

         Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

         Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

                                  ARTICLE VIII

                                      SEAL

         The corporate seal shall have inscribed thereon the name of the corporation and shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, acted, imprinted or in any manner reproduced.




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                                   ARTICLE IX

                                    CONSENTS

         Any action which may be taken at a meeting of the Board of Directors or any committee thereof or the stockholders of the Corporation, may be taken without a meeting in compliance with Delaware General Corporation Law.

                                    ARTICLE X

                                   AMENDMENTS

         Subject to Article IV hereof, these bylaws may be altered, amended or repealed or new bylaws may be adopted by the approval of a majority of the members of the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting; provided, however, that any alteration, amendment or repeal of Article II Sections 2 and 5, Article III Section 6,
Article IV or this Article X may be adopted only by the unanimous approval of the members of the Board of Directors.

         ADOPTED, as of the 18th day of August, 1998.





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